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                                                                      2/23/95












                         AGREEMENT AND PLAN OF MERGER


                                 By and Among

                         MINNESOTA POWER & LIGHT COMPANY

                            AC ACQUISITION SUB, INC.

                               ADESA CORPORATION

                                     AND

                     CERTAIN ADESA MANAGEMENT SHAREHOLDERS

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                               TABLE OF CONTENTS


ARTICLE I - CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . .      1

ARTICLE II - PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . .      5
     2.1  The Merger of Sub into ADESA  . . . . . . . . . . . . . . . .      5
     2.2  Effective Time of the Merger. . . . . . . . . . . . . . . . .      5
     2.3  Certain Effects of the Merger . . . . . . . . . . . . . . . .      5
     2.4  Articles and Bylaws of the Surviving Corporation  . . . . . .      6
     2.5  Board of Directors and Officers . . . . . . . . . . . . . . .      6
     2.6  Effect on Capital Stock . . . . . . . . . . . . . . . . . . .      7
     2.7  Exchange of Certificates; Payment for Shares  . . . . . . . .      7
     2.8  Closing of the Surviving Corporation's Transfer Books . . . .      9
     2.9  Stock Options . . . . . . . . . . . . . . . . . . . . . . . .      9

ARTICLE III - REPRESENTATIONS AND WARRANTIES
              OF ADESA  . . . . . . . . . . . . . . . . . . . . . . . .      9
     3.1  Organization, Standing and Power of ADESA . . . . . . . . . .      9
     3.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . .      9
     3.3  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .     10
     3.4  Authority . . . . . . . . . . . . . . . . . . . . . . . . . .     10
     3.5  Related Board Action  . . . . . . . . . . . . . . . . . . . .     11
     3.6  SEC Documents . . . . . . . . . . . . . . . . . . . . . . . .     11
     3.7  Compliance with Laws; Governmental Obligations  . . . . . . .     12
     3.8  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .     12
     3.9  Absence of Certain Changes or Events  . . . . . . . . . . . .     12
     3.10 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .     13
     3.11 Title to Properties . . . . . . . . . . . . . . . . . . . . .     13
     3.12 Leased Properties . . . . . . . . . . . . . . . . . . . . . .     13
     3.13 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
     3.14 Certain Agreements  . . . . . . . . . . . . . . . . . . . . .     14
     3.15 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
     3.16 Patents, Trademarks, Etc. . . . . . . . . . . . . . . . . . .     15
     3.17 Environmental Matters . . . . . . . . . . . . . . . . . . . .     15
     3.18 No Defaults . . . . . . . . . . . . . . . . . . . . . . . . .     16
     3.19 Brokers or Finders  . . . . . . . . . . . . . . . . . . . . .     16
     3.20 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .     17
     3.21 Certain Labor Matters . . . . . . . . . . . . . . . . . . . .     17
     3.22 Full Disclosure . . . . . . . . . . . . . . . . . . . . . . .     17

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
             OF MPL AND SUB . . . . . . . . . . . . . . . . . . . . . .     17
     4.1  Organization, Standing and Power  . . . . . . . . . . . . . .     17
     4.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . .     17
     4.3  Information Supplied  . . . . . . . . . . . . . . . . . . . .     18
     4.4  Financial Ability . . . . . . . . . . . . . . . . . . . . . .     18
     4.5  Status of Sub . . . . . . . . . . . . . . . . . . . . . . . .     18

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . .     18
     5.1  Ordinary Course . . . . . . . . . . . . . . . . . . . . . . .     18
     5.2  No Solicitation or Negotiation  . . . . . . . . . . . . . . .     20

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ARTICLE VI - ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . .     21
     6.1  Preparation of Proxy Statement and Transaction Statements . .     21
     6.2  Other SEC Filings . . . . . . . . . . . . . . . . . . . . . .     21
     6.3  MPL Information . . . . . . . . . . . . . . . . . . . . . . .     22
     6.4  Letter of ADESA's Accountants . . . . . . . . . . . . . . . .     22
     6.5  HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . .     22
     6.6  Requisite Shareholder Approval  . . . . . . . . . . . . . . .     23
     6.7  Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
     6.8  Opinion of ADESA's Counsel  . . . . . . . . . . . . . . . . .     23
     6.9  Opinion of Counsel for MPL and Sub  . . . . . . . . . . . . .     25
     6.10 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .     26
     6.11 Access to Information . . . . . . . . . . . . . . . . . . . .     26
     6.12 Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . .     27

ARTICLE VII - CERTAIN DEPOSITS, FEES AND
              POST MERGER COVENANTS . . . . . . . . . . . . . . . . . .     27
     7.1  MPL Deposit . . . . . . . . . . . . . . . . . . . . . . . . .     27
     7.2  Return of Deposit to MPL  . . . . . . . . . . . . . . . . . .     27
     7.3  Certain Payments to ADESA . . . . . . . . . . . . . . . . . .     28
     7.4  Certain Payments to MPL . . . . . . . . . . . . . . . . . . .     28
     7.5  Purchase of Additional Common Stock . . . . . . . . . . . . .     28
     7.6  Employee Incentives . . . . . . . . . . . . . . . . . . . . .     29
     7.7  MPL's Board of Directors  . . . . . . . . . . . . . . . . . .     29
     7.8  ADESA's Board of Directors  . . . . . . . . . . . . . . . . .     30
     7.9  Indemnification and Officers' and Directors'
          Liability Insurance . . . . . . . . . . . . . . . . . . . . .     30

ARTICLE VIII - CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . .     30
     8.1  Conditions to Each Party's Obligation to Effect the
          Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
     8.2  Additional Conditions to Obligations of MPL and Sub . . . . .     31
     8.3  Additional Conditions to Obligations of ADESA . . . . . . . .     32

ARTICLE IX - CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .     32

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . .     33
     10.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . .     33
     10.2 Effect of Termination . . . . . . . . . . . . . . . . . . . .     33
     10.3 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .     34
     10.4 Extension; Waiver . . . . . . . . . . . . . . . . . . . . . .     34
     10.5 Procedure for Termination, Amendment, Extension or Waiver . .     34

ARTICLE XI - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . .     34
     11.1   Nonsurvival of Representations, Warranties and
            Agreements  . . . . . . . . . . . . . . . . . . . . . . . .     34
     11.2   Additional MPL Covenants  . . . . . . . . . . . . . . . . .     34
     11.3   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .     35
     11.4   Publicity . . . . . . . . . . . . . . . . . . . . . . . . .     36
     11.5   Counterparts  . . . . . . . . . . . . . . . . . . . . . . .     36
     11.6   Entire Agreement; No Third-Party Beneficiaries  . . . . . .     36
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     11.7   Governing Law . . . . . . . . . . . . . . . . . . . . . . .     36
     11.8   Assignment  . . . . . . . . . . . . . . . . . . . . . . . .     36
     11.9   No Limitation on Remedies . . . . . . . . . . . . . . . . .     36
     11.10  Interpretation  . . . . . . . . . . . . . . . . . . . . . .     36
     11.11  Meanings of Pronouns; Singular and Plural Words . . . . . .     37

SCHEDULES:

     Schedule 3.3   Subsidiaries . . . . . . . . . . . . . . . . . . .       9
     Schedule 3.7   Certain Violations . . . . . . . . . . . . . . . .      11
     Schedule 3.8   Liabilities  . . . . . . . . . . . . . . . . . . .      12
     Schedule 3.9   Absence of Certain Changes or Events . . . . . . .      12
     Schedule 3.11  Title to Properties  . . . . . . . . . . . . . . .      13
     Schedule 3.14  Certain Agreements . . . . . . . . . . . . . . . .      14
     Schedule 3.17  Environmental Matters  . . . . . . . . . . . . . .      15
     Schedule 3.20  Insurance  . . . . . . . . . . . . . . . . . . . .      16

EXHIBITS:

     Exhibit A      Letter from ADESA's Accountants
     Exhibit B      Employee Incentive Plan
     Exhibit C      Subscription and Capitalization Agreement

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                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated February 23, 1995, by and among Minnesota Power & Light Company, a Minnesota corporation ("MPL"), AC Acquisition Sub, Inc., an Indiana Corporation and a wholly owned subsidiary of MPL ("Sub"), ADESA Corporation, an Indiana Corporation ("ADESA"), D. Michael Hockett, Larry S. Wechter, Jerry Williams, David H. Hill, and John E. Fuller.

     WHEREAS, the board of directors of each of MPL, ADESA and Sub have approved the terms and conditions of this Agreement which provide for the acquisition of ADESA by MPL; and

     WHEREAS, in furtherance of such acquisition, the board of directors of each of MPL, ADESA and Sub has determined that it is advisable to merge Sub with and into ADESA as the surviving corporation, and have approved such merger pursuant and subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of and subject to the mutual promises, covenants and conditions contained herein, and in reliance upon the representations and warranties contained or provided for herein, the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires.

     1.1 Acquisition shall have the meanings set forth in sections 5.2 and 7.4, respectively.

     1.2  Additional SEC Documents shall have the meaning set forth in section
6.2.

     1.3 ADESA Halifax shall mean Greater Halifax Auto Dealers Exchange, Inc., a Nova Scotia Corporation.

     1.4  ADESA Canada shall mean ADESA Canada, Inc., a Quebec corporation.

     1.5 Adverse Claim shall mean with respect to any asset, any security interest, lien, encumbrance, pledge, trust, charge, proxy, conditional sale, title retention agreement, rights under any contract, liability and any other burden of any nature whatsoever attached to or affecting such asset.

     1.6 Affiliate shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, another Person.

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     1.7  Ancillary Agreements shall mean the Executive Employment Agreements between ADESA and each of the Management Shareholders, the Stock Purchase Agreement by and among ADESA and the Management Shareholders, the Put and Call Agreement by and among MPL, ADESA and the Management Shareholders, the Subscription and Capitalization Agreement, the Stock Option Termination Agreements, and the Executive Employment Agreement, Stock Purchase Agreement and Put and Call Agreement between ADESA Canada and Hallett, all of even date herewith.

     1.8 Articles of Merger shall mean articles of merger which meet the requirement of IBCL Section 23-1-40-5.

     1.9 Agreement shall mean this Agreement and the Exhibits and Schedules hereto.

     1.10 Certificate shall have the meaning set forth in section 2.7(c).

     1.11 Closing shall have the meaning set forth in Article IX.

     1.12 Closing Date shall have the meaning set forth in Article IX.

     1.13 Code shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successor statute thereto.

     1.14 Common Stock shall mean the no par value common shares of ADESA.

     1.15 Constituent Corporations shall have the meaning set forth in section 2.1.

     1.16 Deposit shall have the meaning set forth in section 7.1.

     1.17 Disinterested Shareholders shall mean all shareholders of ADESA other than the Management Shareholders and MPL.

     1.18 DOJ shall mean the antitrust division of the United States Department of Justice.

     1.19 ERISA shall mean the Employment Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successor statute thereto.

     1.20 ERISA Plan shall mean any "employee benefit plan," "employee pension benefit plan," "defined benefit plan," "defined contribution plan," or "multiemployer benefit plan" as said terms are defined in section 3 of ERISA and any applicable rules and regulations promulgated thereunder.

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     1.21 Effective Time shall have the meaning set forth in section 2.2.

     1.22 Exchange Act shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successor statute.

     1.23 FTC shall mean the United States Federal Trade Commission.

     1.24 Governmental Entity shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any foreign country, or any political subdivision thereof (whether state, provincial, county, city, municipal or otherwise) including the FTC, DOJ, SEC, and the Minnesota Public Utility Commission.

     1.25 Hallett shall mean James P. Hallett.

     1.26 Hockett shall mean D. Michael Hockett.

     1.27 HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successor statute thereto.

     1.28 HSR Filings shall mean the filings legally required to be made with the FTC and the DOJ pursuant to the HSR Act.

     1.29 HSR Waiting Period shall mean all applicable waiting periods under the HSR Act, including all applicable time periods following a second request for information made by the DOJ or the FTC under the HSR Act.

     1.30 IBCL shall have the meaning set forth in section 2.1.

     1.31 Interested Shareholders shall mean MPL and the Management
Shareholders.

     1.32 Letter of Intent shall mean that certain letter of intent dated January 5, 1995 among ADESA, MPL, the Management Shareholders and Hallett.

     1.33 Management Shareholders shall mean Hockett, Larry S. Wechter, Jerry Williams, David H. Hill and John E. Fuller.

     1.34 Material Adverse Effect with respect to a Person shall mean any event, condition, development or effect which, individually or in the aggregate, shall have had, or insofar as can reasonably be foreseen will have, a material adverse effect on the business, operations, assets, liabilities or condition (financial

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or otherwise) of a Person and all of its subsidiaries (if applicable) taken as a whole.

     1.35 Merger shall have the meaning set forth in section 2.1.

     1.36 Merger Price shall have the meaning set forth in section 2.6(b).

     1.37 Merger Proxy Statement shall have the meaning set forth in section
3.4.

     1.38 MPL Information shall have the meaning set forth in section 6.3.

     1.39 Paying Agent shall mean the bank or trust company selected by the Surviving Corporation pursuant to section 2.7(a).

     1.40 Person shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, joint venture, trust, association, union, entity, any other form of business organization whatsoever or Governmental Entity.

     1.41 Property shall have the meaning set forth in section 3.17.

     1.42 Requisite Shareholder Approval shall have the meaning set forth in section 6.6.

     1.43 Rule 13e-3 Transaction Statement and Schedule 13E-3 shall mean the transaction statement and schedule required by Rule 13e-3 (Reg. Section 240.13e-3) of the Exchange Act.

     1.44 SEC shall mean the Securities and Exchange Commission.

     1.45 SEC Documents shall have the meaning set forth in section 3.6.

     1.46 Securities Act shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successor statute.

     1.47 Stock Option shall have the meaning set forth in section 2.9.

     1.48 Stock Option Plan shall have the meaning set forth in section 2.9.

     1.49 Stock Option Termination Agreements shall have the meaning set forth in section 2.9.

     1.50 Subscription and Capitalization Agreement shall have the meaning set forth in section 8.2(c).

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     1.51 Surviving Corporation shall have the meaning set forth in section
2.3(a).

     1.52 Taxes shall mean (i) any tax, charge, fee, levy or other assessment, including but not limited to any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign governmental authority, domestic or foreign, or (ii) any liability of ADESA or any of its Subsidiaries for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any taxing authority.

     1.53 Voting Debt shall have the meaning set forth in section 3.2.

                              ARTICLE II

                            PLAN OF MERGER


     2.1 The Merger of Sub into ADESA. At the Effective Time, Sub shall be merged with and into ADESA (the "Merger") in accordance with the applicable provisions of the Indiana Business Corporation Law ("IBCL") with the effects set forth herein and in the applicable provisions of the IBCL. (Sub and ADESA are sometimes referred to herein as the "Constituent Corporations".)

     2.2 Effective Time of the Merger. At the Closing, the Surviving Corporation shall cause the Merger to be consummated by filing with the Secretary of State of the State of Indiana, Articles of Merger relating to the Merger, in such form as required by, and executed in accordance with, the IBCL. The time of such filing or the other time, if any, set forth in the Articles of Merger shall be the "Effective Time".

     2.3  Certain Effects of the Merger.  At the Effective Time:

          (a) The separate existence of Sub shall cease, and ADESA, as the surviving corporation in the Merger (hereinafter referred to for periods after the Effective Time as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Indiana under the name ADESA Corporation; and

          (b) ADESA, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights,

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     privileges, powers and franchises of each of the Constituent
     Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.4  Articles and Bylaws of the Surviving Corporation.

          (a) The articles of incorporation of ADESA as in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until they shall thereafter be amended as provided by law.

          (b) The bylaws of ADESA as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until they shall thereafter be amended as provided by law.

     2.5  Board of Directors and Officers.

          (a) The directors of the Surviving Corporation at the Effective Time shall be:

          Donnie R. Crandell            Robert S. Nickoloff
          Dennis E. Evans               Arend J. Sandbulte
          David H. Hill                 Bruce W. Stender
          D. Michael Hockett            Larry S. Wechter
          Jack R. Kelly, Jr.            Jerry Williams
          John M. Mutz

     Each of said directors shall serve in accordance with the bylaws of the Surviving Corporation and the IBCL until his successor shall be elected and shall duly qualify.

          (b) The officers of the Surviving Corporation at the Effective Time shall be:

     D. Michael Hockett       President
     David H. Hill            Executive Vice President-
                              Chief Operating Officer

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     Carl J. Miskotten        Executive Vice President-
                              Sales and Marketing
     James P. Hallett         Executive Vice President-Canadian Operations
     John E. Fuller           Executive Vice President-AFC
     Larry S. Wechter         Executive Vice President-
                              Chief Financial Officer and Treasurer
     Jerry Williams           Executive Vice President and
                              Secretary
     G. Patrick Stillman      Executive Vice President-
                              Administration
     Robert D. Rauschenberg   Vice President-Sales
     Christine L. Walsh       Vice President-Fleet Operations

     Each of said officers shall serve in accordance with the bylaws of the Surviving Corporation and the IBCL until his successor shall be elected and shall duly qualify.

     2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

          (a) All shares of Common Stock owned by Sub or which are held by ADESA as treasury shares immediately prior to the Effective Time shall be cancelled, and no payment shall be made in respect of such shares.

          (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with section 2.6(a)) shall be converted into the right to receive $17.00 per share in cash ("Merger Price").

          (c) Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued fully paid and nonassessable common share of the Surviving Corporation.

     2.7  Exchange of Certificates; Payment for Shares.

          (a) Prior to the Closing Date, ADESA shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the cash consideration specified in section 2.6(b) upon surrender of certificates representing Common Stock converted into the right to receive cash pursuant to the Merger.

          (b) On the Closing Date the Surviving Corporation will provide to the Paying Agent on a timely basis funds necessary to pay for the shares of Common Stock pursuant to section 2.6(b).

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          (c)  As soon as practicable after the Effective Time, the Paying
     Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock, other than Sub whose shares of Common Stock are to be cancelled as provided in Section 2.6(a) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amount of cash specified in section 2.6(b). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by the Certificate so surrendered shall have been converted pursuant to the provisions of section 2.6(b), and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid on the cash payable upon the surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Surviving Corporation, a check in payment of the proper amount of cash may be issued to a transferee if the Certificate representing such Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this section 2.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash specified in section 2.6(b). Any funds deposited with the Paying Agent that remain unclaimed by the former shareholders of the Surviving Corporation for one year after the Effective Time shall be paid to the Surviving Corporation upon demand and any former shareholders of the Surviving Corporation who have not theretofore complied with the instructions for exchanging their Certificates shall thereafter look only to the Surviving Corporation for payment.

          (d) No Further Ownership Rights in Common Stock. All cash paid upon the surrender of shares of Common Stock of the Surviving Corporation in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled as provided in this Agreement.

     2.8 Closing of the Surviving Corporation's Transfer Books. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and no transfer of shares of Common Stock (other than shares of Common Stock into which the capital stock of Sub is converted pursuant to the Merger) shall thereafter be made, except for shares issued pursuant to the Merger and transfers made pursuant to one or more of the Ancillary Agreements.

     2.9 Stock Options. At the Effective Time, each then outstanding option (whether or not then exercisable) to purchase shares of Common Stock (a "Stock Option") granted under ADESA's 1992 Stock Option Plan ("Stock Option Plan") other than non-employee director Stock Options will expire by virtue of the Merger, as provided pursuant to the terms and conditions of the Stock Option Agreement pursuant to which such Stock Options were issued and by which they are governed, without any action on the part of the holder thereof or by ADESA, and each then outstanding non-employee director Stock Option (whether or not then exercisable) granted under the Stock Option Plan will be cancelled pursuant to the terms of termination agreements between ADESA and the non-employee directors ("Stock Option Termination Agreements"). The Surviving Corporation shall pay each holder of any expired or cancelled Stock Options an amount in cash equal to the product of (i) the total number of shares of Common Stock which the holder thereof would have been entitled to purchase pursuant to such holder's expired or cancelled Stock Options and (ii) the amount by which the Merger Price exceeds the exercise price per share pursuant to such expired or cancelled Stock Options.

                              ARTICLE III

                    REPRESENTATIONS AND WARRANTIES
                                OF ADESA

     ADESA hereby represents and warrants as follows:

     3.1 Organization, Standing and Power of ADESA. ADESA is a corporation duly organized and in existence under the laws of the State of Indiana, has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the operation of its business or the ownership or leasing of its properties makes such qualification necessary, except for the failure to be so qualified which is not a Material Adverse Effect.

     3.2 Capitalization. The authorized capital of ADESA consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, of no par value, of which, as of the date hereof, 11,103,666 shares of Common Stock are issued and outstanding and 775,450 shares of Common Stock are reserved for issuance upon exercise of outstanding Stock Options granted pursuant to the Stock Option Plan. No shares of Common Stock are held in ADESA's treasury or owned by Subsidiaries of ADESA. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ADESA's shareholders may vote ("Voting Debt") issued or outstanding. Except for existing outstanding Stock Options, there exists no subscription, option, warrant, call, conversion or other right, agreement or commitment of any character obligating ADESA, contingently or otherwise, to issue or sell any shares of its capital stock, or any other securities (including Voting Debt) whether or not such securities are convertible into or exchangeable for any shares of ADESA's capital stock.

     3.3 Subsidiaries. All of ADESA's subsidiaries ("Subsidiaries") are listed in Schedule 3.3 attached hereto and made a part hereof. Each ADESA Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing (as applicable) under the jurisdiction of its incorporation or organization, has all requisite corporate or other power to own, lease and operate its properties and assets and to conduct its business as now being conducted and is duly qualified and in good standing in each jurisdiction in which the operation of its business or the ownership or leasing of its properties makes such qualification necessary, except for any failure to be so qualified which is not a Material Adverse Effect. All of the outstanding shares of capital stock of each ADESA Subsidiary are validly issued, fully paid and nonassessable and, except as disclosed in Schedule 3.3, are owned by and registered in the name of ADESA, free and clear of any Adverse Claims. There are no existing options, calls, commitments or other agreements of any character relating to the issued or unissued capital stock or other securities of any ADESA Subsidiary. Except for the Subsidiaries listed on Schedule 3.3 to the Disclosure Statement, ADESA does not directly or indirectly own any equity interest in any other Person.

     3.4 Authority. ADESA has all requisite corporate power and authority to enter into this Agreement and (subject to adoption of this Agreement by the Requisite Shareholder Approval) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ADESA and (subject to Requisite Shareholder Approval) the consummation by ADESA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ADESA. This Agreement has been duly executed and delivered by ADESA and constitutes a valid and binding obligation of ADESA enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the application of equitable principles in any action, legal or equitable. Except for agreements between ADESA or any Subsidiary with the creditors named in section 8.2(e), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of the articles of incorporation or bylaws of ADESA or any Subsidiary, or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ADESA or any Subsidiary or their respective properties or assets, except for any conflict, violation, default, right or loss which is not a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ADESA, any Subsidiary or Affiliate in connection with the execution and delivery of this Agreement by ADESA or the consummation by ADESA of the transactions contemplated hereby, except for (i) the HSR Filings, (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by ADESA's shareholders (the "Merger Proxy Statement") and (B) such reports and schedules under Sections 13(a) and 13(e) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Articles of Merger with the Secretary of the State of Indiana and appropriate documents with the relevant authorities of other states in which ADESA is qualified to do business.

     3.5 Related Board Action. Prior to the execution and delivery of the Letter of Intent the board of directors of ADESA approved the Letter of Intent, the agreements contained therein or contemplated thereby (including this Agreement) and the transactions contemplated thereby (including the Merger.)

     3.6 SEC Documents. ADESA has furnished MPL with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by ADESA with the SEC since January 1, 1993 (the "SEC Documents"), which are all the documents (other than preliminary material) that ADESA was required to file with the SEC since said date. As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except to the extent information contained in any SEC Document has been revised or superseded by a later-filed SEC Document. The financial statements of ADESA included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of the respective dates of the SEC Documents, and such financial statements, together with the audited financial statements of ADESA for the fiscal year ended December 31, 1994 heretofore delivered to MPL (the "1994 Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited statements, to customary year end audit and other adjustments and the addition of notes thereto) the consolidated financial position of ADESA and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended.

     3.7 Compliance with Laws; Governmental Obligations. Except as disclosed in Schedule 3.7 attached hereto and made a part hereof, neither ADESA nor any Subsidiary is in violation of or default under any statute, law, ordinance, code, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license or other authorization, approval or requirement of any Governmental Entity applicable to any of them or any of their properties, except for any violation or default which is not a Material Adverse Effect. Except as disclosed in Schedule 3.7, neither ADESA nor any Subsidiary has received any citation or notice of violation of any federal, provincial, state or local statute, ordinance or regulation of any kind which is currently outstanding nor has ADESA or any Subsidiary been so noticed or cited in the last year. ADESA and each Subsidiary has all private and Governmental Entity permits, concessions, grants, qualifications, franchises, licenses and other authorizations and approvals necessary for the conduct of their respective businesses and all of the foregoing have been duly obtained and are in full force and effect, and there are no proceedings pending, or to ADESA's knowledge threatened, which may result in the revocation, cancellation, suspension or adverse modification of any thereof, except for the failure to hold any such permit, concession, grant, qualification, franchise, license, authorization and approval which is not a Material Adverse Effect.

     3.8 Liabilities. Except as described in Schedule 3.8 annexed hereto and made a part hereof or as reflected or reserved against in, or disclosed in the footnotes to, the 1994 Financial Statements, on the date of the 1994 Financial Statements, neither ADESA nor any of its Subsidiaries had any material liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be recognized or disclosed in such consolidated financial statements of ADESA and its Subsidiaries.

     3.9  Absence of Certain Changes or Events.  Except as disclosed in
Schedule 3.9 attached hereto and made a part hereof, since December 31, 1994, ADESA and the Subsidiaries have conducted their respective businesses only in the ordinary and usual course and, except as otherwise contemplated by this Agreement, ADESA has not experienced or suffered any Material Adverse Effect and, except as disclosed in Schedule 3.9, there has not been (i) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to the capital stock of ADESA, (ii) any increase in the compensation payable or to become payable by ADESA or any Subsidiary to their officers or key employees, or any material increase in any bonus, insurance, pension or other ERISA Plan, payment or arrangement (including the granting of Stock Options or stock appreciation rights) made to, for or with any such officers or key employees, except for increases in the ordinary course, or as required by any such ERISA Plan or by applicable law, (iii) any entry into any material commitment or transaction (including any borrowing or capital expenditure) other than in the ordinary course of business, or (iv) any amendment to the articles of incorporation or bylaws of ADESA or any Subsidiary with respect to the indemnification of officers and directors or officers' and directors' liability insurance.

     3.10 Litigation. There is no suit, action or proceeding pending, or to ADESA's knowledge threatened, against or affecting ADESA or any Subsidiary which, if adversely determined, would be a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against ADESA or any Subsidiary, except for any judgment, decree, injunction, rule or order which is not a Material Adverse Effect.

     3.11 Title to Properties. ADESA or one of the Subsidiaries has good, clear and, in the case of owned real property, marketable title to all the properties and assets, real, personal and mixed, tangible and intangible, reflected in the latest audited balance sheet included in the SEC Documents or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Adverse Claim except (i) statutory or other liens securing payments not yet due, (ii) such imperfections or irregularities of title and Adverse Claims as do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iii) the liens described in Schedule 3.11 attached hereto and made a part hereof.

     3.12 Leased Properties. ADESA or one of the Subsidiaries is the lessee of all leasehold estates reflected in the 1994 Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder.

     3.13 Taxes ADESA and each of the Subsidiaries has filed all tax returns required to be filed by any of them and has paid (or ADESA has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns, and the 1994 Financial Statements reflect an adequate reserve for all Taxes payable by ADESA and the Subsidiaries accrued through the date of such financial statements, and neither ADESA nor any Subsidiary is delinquent in the payment of any Tax, except for any failure to file tax returns, pay taxes or establish reserves which is not a Material Adverse Effect. No deficiencies for any Taxes have been proposed, asserted or assessed, in writing, against ADESA or any of its Subsidiaries, and neither ADESA nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax, and no requests therefor are pending. ADESA and each of its Subsidiaries has withheld all required amounts from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable laws, all required returns with respect to income tax withholding, social security and unemployment and other Taxes have been filed by ADESA and the Subsidiaries for all periods for which returns were due and the amounts shown on such returns to be due and payable have been paid in full, except for any such failure to do the foregoing which is not a Material Adverse Effect.

     3.14 Certain Agreements. Except as otherwise provided or required by this Agreement, or disclosed in Schedule 3.14 annexed hereto and made a part hereof, neither ADESA nor any Subsidiary is a party to any oral or written (i) employment, severance or collective bargaining agreement or consulting agreement not terminable by it without liability on 60 days' or less notice,
(ii) agreement with any executive officer or other key employee of ADESA or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving ADESA or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, or (B) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any Person may receive payments subject to the Tax imposed by Section 4999 of the Code, (iv) agreement or plan, including any stock option plan (except the Stock Option Plan and any stock option agreement issued pursuant to such Plan), stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money or (vi) other contract, agreement or commitment (except those entered into in the ordinary course of business and except those contracts pursuant to which, the total remaining liability to any obligee is less than $100,000).

     3.15 ERISA. All ERISA Plans currently maintained by ADESA or any of the Subsidiaries comply in all material respects with the requirements of ERISA and where applicable the laws of any foreign countries regulating such plans, and no such plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any

"accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code and neither ADESA nor any Subsidiary has incurred any liability on account of such an "accumulated funding deficiency" with respect to any ERISA Plan. No liability to the Pension Benefit Guaranty Corporation established under ERISA has been incurred with respect to any ERISA Plan and to the best knowledge of ADESA, neither ADESA nor any Subsidiary has incurred any liability for any Tax imposed by Section 4975 of the Code. Neither ADESA nor any Subsidiary has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal", as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA, since the effective date of such Sections 4203 and 4205 with respect to any Multi-employer Pension Plan.

     3.16 Patents, Trademarks, Etc. ADESA and the Subsidiaries have all patents, patent rights, registered trademarks, and service marks, trademark rights, trademark applications, trade names, trade secrets, registered copyrights and all other proprietary intellectual property rights as are necessary in connection with the businesses of ADESA and the Subsidiaries, except for the lack of any of the foregoing which is not a Material Adverse Effect, and ADESA does not have any knowledge of any conflict with the rights of ADESA and the Subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which is a Material Adverse Effect.

     3.17 Environmental Matters. Except as set forth in Schedule 3.17 attached hereto and made a part hereof:

          (a) No hazardous substance has been improperly stored upon, disposed of, spilled or otherwise released to the environment on or in the real property (the "Property") owned, leased or used by ADESA or any Subsidiary, except for any storage, disposal, spillage or release which is not a Material Adverse Effect. For purposes of this Agreement, the definition of the term "Hazardous Substance" shall be that set out in the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14) (CERCLA), except that for purposes of this Agreement the term shall also include (i) petroleum (crude oil) and natural and synthetic gas (whether existing as a gas or a liquid) and (ii) any substance defined as hazardous or toxic by any Governmental Entity having jurisdiction over the operations of ADESA or any Subsidiary;

          (b) The operation of the businesses of ADESA and the Subsidiaries complies in all respects with all federal, state and local environmental statutes and regulations (including CERCLA, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and the Clean Air
     Act) and occupational health and safety
     statutes and regulations, except for any noncompliance which is not a Material Adverse Effect;

          (c) Any storage tanks (whether above or below ground) on or at the Property installed or used by ADESA or any Subsidiary or which are known by any of them to exist are, to ADESA's knowledge, in sound condition free of corrosion or leaks which could permit any release of stored material;

          (d) None of the Property has been used by ADESA or any Subsidiary for improperly processing or storing or otherwise improperly utilizing the following materials: asbestos, polychlorinated biphenyls (PCB's) or radioactive substances, methane, acids, pesticides, lead, cyanide, DDT, industrial solvents or other Hazardous Substances, except for any processing, storing and other utilization which is not a Material Adverse Effect; and ADESA and the Subsidiaries have not received notice that any of the foregoing materials are improperly present on or at any of the Property;

          (e) Any hazardous wastes resulting from the operation of the businesses of ADESA or any Subsidiary on or at the Property have been disposed of in an environmentally sound manner away from the Property and none of those wastes has been disposed of at any site where there has been, is or is likely to be any release to the environment requiring corrective action, except where such disposal is not a Material Adverse Effect; and neither ADESA nor any Subsidiary has received notice from any Person of its possible involvement with any disposal site under investigation by any such Person; and

          (f) ADESA and each Subsidiary is in compliance with all federal, state and local filing and notification requirements respecting Hazardous Substances and hazardous wastes, except for any noncompliance which is not a Material Adverse Effect.

     3.18 No Defaults. Neither ADESA nor any Subsidiary has received notice that it has not performed all obligations required to be performed by any of them under all leases, licenses, contracts, agreements and commitments to which any of them is a party or subject, and to the best knowledge of ADESA and the Subsidiaries, no other party to any such lease, license, contract, agreement, or commitment is in default and no event or conditions exists or has occurred which, after notice or lapse of time, or both, would constitute a default thereunder, except for any nonperformance or default which is not a Material Adverse Effect.

     3.19 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder's fee or other commission or fee in connection with the Merger based upon arrangements made by or on behalf of ADESA, except for a fee payable to The Robinson-Humphrey Company, Inc. and William Blair & Company pursuant to agreements which have been delivered to MPL prior to the date of this Agreement.

     3.20 Insurance. Schedule 3.20 attached hereto and made a part hereof contains a complete and accurate list of all material policies of insurance insuring ADESA and the Subsidiaries.

     3.21 Certain Labor Matters. No work stoppage or other labor dispute in respect of ADESA or any ADESA Subsidiary is pending or, to ADESA's knowledge, threatened and no application for certification of a collective bargaining agent is pending, or to the knowledge of ADESA, threatened, except for any work stoppage or other labor dispute which is not a Material Adverse Effect. For the purpose hereof, the terms work stoppage and labor dispute shall not include problems or complaints involving individual employees not acting in concert.

     3.22 Full Disclosure. Neither this Agreement nor any statement, certificate or schedule furnished or to be furnished by ADESA (or any officer of ADESA or any Subsidiary) to MPL or its representatives in connection herewith or pursuant hereto, as of the respective dates thereof, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements made in this Agreement or such statements, certificates or schedules, when considered together, not misleading.

                              ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES
                            OF MPL AND SUB

     MPL and Sub hereby represent and warrant as follows:


     4.1 Organization, Standing and Power. MPL is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, Sub is a corporation duly organized and in existence under the laws of the State of Indiana and each of MPL and Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

     4.2 Authority. MPL and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MPL and Sub and the consummation by MPL and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MPL and Sub. This Agreement has been duly executed and delivered by MPL and Sub and constitutes a valid and binding obligation of MPL and

Sub enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the application of equitable principles in any action, legal or equitable. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, any provision of the articles of incorporation or bylaws of MPL or Sub or any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, judgment or any judgment order, decree, statute, law, ordinance, rule or regulation applicable to MPL or Sub or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to MPL or Sub in connection with the execution and delivery of this Agreement by MPL and Sub or the consummation by MPL and Sub of the transactions contemplated hereby, except for (i) the HSR Filings and (ii) the filing with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

     4.3  Information Supplied.   The MPL Information included in the
Additional SEC Documents shall not, as of the respective dates of the Additional SEC Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     4.4 Financial Ability. MPL represents and warrants that it has the financial ability to consummate the transactions contemplated hereby.

     4.5 Status of Sub. Sub has no liabilities or obligations except as set forth herein or contemplated hereby. Prior to the Effective Time Sub has not and will not engage in any business or other activity not related to the Merger or the Ancillary Agreements.

                              ARTICLE V

               COVENANTS RELATING TO CONDUCT OF BUSINESS


     5.1 Ordinary Course. During the period from the date of this Agreement until the Effective Time, ADESA agrees that (except as expressly contemplated by this Agreement or to the extent that MPL shall otherwise consent in writing) ADESA and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time:

          (a) ADESA shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of ADESA Common Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of ADESA or
     (iii) repurchase or otherwise acquire, or permit any Subsidiary of ADESA to purchase or otherwise acquire, any shares of its capital stock;

          (b) ADESA shall not, and shall not permit any Subsidiary to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or grant any additional Stock Options in respect of, any shares of capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities (other than the issuance of Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms);

          (c) ADESA shall not amend or propose to amend its articles of incorporation or bylaws or those of any of the Subsidiaries;

          (d) ADESA shall not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing stock or a substantial portion of the assets of, or by any other manner, any business of or from any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to ADESA and its Subsidiaries taken as a whole;

          (e) Except for ADESA Halifax, ADESA shall not, and shall not permit any Subsidiary to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to ADESA and the Subsidiaries taken as a whole, except in the ordinary course of business consistent with prior practice;

          (f) Except for draws under existing revolving credit facilities, ADESA shall not, and shall not permit any Subsidiary to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of ADESA or any Subsidiary or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

          (g) ADESA shall not, and shall not permit any Subsidiary to, adopt or amend in any material respect any ERISA Plan except as required to maintain compliance with applicable law;

          (h) ADESA shall not, and shall not permit any Subsidiary to, grant to any executive officer any increase in compensation or in severance or termination pay, or enter into any employment agreement with any executive officer, except as may be required under employment or termination agreements in effect on the date of this Agreement or in the ordinary course of business consistent with prior practice;

          (i) ADESA shall not, and shall not permit any Subsidiary to, take any action that would or might result (i) in any of the representations and warranties of ADESA set forth in this Agreement becoming untrue, except for any action which is not a Material Adverse Effect, or (ii) in any of the conditions to the Merger set forth in sections 8.1 and 8.2 not being satisfied; and

          (j) ADESA shall not, and shall not permit any Subsidiary to agree in writing or otherwise to do any of the foregoing.

     5.2 No Solicitation or Negotiation. Without MPL's prior written consent, from the date hereof until this Agreement shall have been terminated in accordance with Article X, none of ADESA or any Affiliate, or any officer, director, employee, representative or agent of ADESA or any Affiliate, shall, directly or indirectly, solicit or initiate or, subject to a determination by the board of directors (or any special committee thereof) of ADESA made in good faith as to their fiduciary duties, participate in any way in, discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction that would result in the transfer to any such Person or group of Persons (other than in the ordinary course of business of ADESA or a Subsidiary) of any substantial part of the business or assets of, or any substantial equity interest in, ADESA or a substantial Subsidiary (each, an "Acquisition"). Notwithstanding the foregoing, an Acquisition shall not include the disposition of

ADESA Halifax, or the sale of any assets of one or more Subsidiaries, other than sales in the ordinary course of business, for which the sales price, in the aggregate, is less than $400,000. From the date hereof until this Agreement is terminated by MPL or properly terminated by ADESA, ADESA shall promptly notify MPL, in writing, if any proposal or offer, or any inquiry or contact with any Person or group of Persons with respect to an Acquisition is made, or if any information is provided to any Person or group of Persons and except as required by the fiduciary obligations of the board of directors of ADESA (including any special committee thereof), any such notice shall include a description of the terms of any proposal or offer, or the nature of any inquiry or contact, which is made.

                              ARTICLE VI

                         ADDITIONAL AGREEMENTS


     6.1 Preparation of Proxy Statement and Transaction Statements. As promptly as practicable, ADESA and the Management Shareholders will prepare and file a Rule 13e-3 Transaction Statement on Schedule 13E-3 in accordance with the Exchange Act and ADESA will prepare and file a preliminary Merger Proxy Statement with the SEC. ADESA and the Management Shareholders will use their respective best efforts to respond to any comments which the SEC may have to the documents referred to in the foregoing sentence and to cause such documents to be mailed to ADESA's shareholders at the earliest practicable time. ADESA and the Management Shareholders will notify MPL promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Merger Proxy Statement or the Rule 13e-3 Transaction Statement or for additional information and will supply MPL with copies of all correspondence between ADESA or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Merger Proxy Statement, the Rule 13e-3 Transaction Statement or the Merger. If at any time prior to the Effective Time any event shall occur which should be set forth in an amendment of, or a supplement to, the Merger Proxy Statement or the Rule 13e-3 Transaction Statement, ADESA and the Management Shareholders, as the case may be, will promptly prepare and mail such an amendment or supplement. True and complete copies of such Merger Proxy Statement and Rule 13e-3 Transaction Statement (and all preliminary materials filed with the SEC), as amended or supplemented shall be delivered to MPL.

     6.2 Other SEC Filings. From the date hereof until the Effective Time, ADESA will use its best efforts to file with the SEC each other report, schedule, and definitive proxy statement required to be filed by ADESA with the SEC (said documents, together with the Merger Proxy Statement and the Rule 13e-3 Transaction Statement referred to in section 6.1, are hereinafter collectively called the "Additional SEC Documents") and will deliver true and complete copies thereof to MPL. As of their respective dates the Additional SEC Documents will comply in all material respects with the applicable requirements of the Exchange Act and (except for information supplied by MPL or Sub for inclusion therein) none of the Additional SEC Documents will contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The financial statements of ADESA included in the Additional SEC Documents will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, in connection with Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year end audit and other adjustments and the addition of notes thereto) the consolidated financial position of ADESA and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended.

     6.3 MPL Information. MPL and Sub shall furnish to ADESA such information, including information about MPL and Sub, as may be necessary to enable ADESA to prepare and file with the SEC the Additional SEC Documents.
If at any time prior to the Effective Time any event or circumstance should come to the attention of MPL or Sub with respect to the MPL Information that is required to be set forth in an amendment or supplement to the Additional SEC Documents, MPL or Sub shall immediately notify ADESA and shall use its best efforts to assist ADESA in appropriately amending or supplementing the Additional SEC Documents. The Additional SEC Documents insofar as they relate to information concerning MPL or Sub or their respective businesses, assets, directors, officers or shareholders or other matters pertaining to MPL or Sub that is supplied by MPL or Sub for inclusion in the Additional SEC Documents (the "MPL Information") shall comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     6.4 Letter of ADESA's Accountants. ADESA shall cause to be delivered to MPL a letter of ADESA's independent auditors, dated a date within five business days before the Closing, substantially in the form of Exhibit A annexed hereto and made a part hereof.

     6.5 HSR Act Filings. As promptly as practicable after the date of this Agreement, ADESA and MPL shall file Notification and Report Forms under the HSR Act with the FTC and the DOJ and, in connection therewith, each of them will furnish the other all information required under the HSR Act, and cooperate in all reasonable regards with respect to such filings and any subsequent communication with the FTC or DOJ. MPL shall pay all HSR Act filing fees.

     6.6 Requisite Shareholder Approval. ADESA shall hold a meeting of its shareholders for the purpose of adopting this Agreement and approving the Merger as promptly as practicable and not later than June 28, 1995, provided that the SEC shall have cleared the materials to be furnished to ADESA shareholders in connection with the Merger so as to reasonably enable such meeting to be called and held. ADESA will, through its Board of Directors, recommend that its shareholders approve the Merger and will not withdraw such recommendation unless the Board of Directors of ADESA (or any special committee thereof) determines in the exercise of their fiduciary duties to entertain, negotiate or participate in any other Acquisition. To be approved and adopted by the ADESA shareholders, this Agreement and the Merger (i) must receive the affirmative vote of the shareholders of ADESA in accordance with IBCL Section 23-1-40-3 and, in addition, (ii) must receive the affirmative vote of a majority of the shares of Common Stock voted at such shareholders meeting exclusive of shares voted by Interested Shareholders, without regard to the necessity of a quorum in respect thereof (collectively the "Requisite Shareholder Approval").

     6.7 Voting. Each of MPL and the Management Shareholders covenants and agrees that at the shareholders meeting to be called and held as contemplated by section 6.6, MPL and each Management Shareholder will vote his shares of Common Stock in favor of the Merger; provided, however, that the Management Shareholders' obligation under this section 6.7 (i) shall terminate in the event that either (A) the board of directors of ADESA (and the special committee thereof) does not receive a satisfactory update of the fairness opinions heretofore delivered to the board of directors of ADESA (and the special committee thereof) in respect of the Merger from their respective financial advisors, which updates are anticipated to occur on or about the date of the definitive Merger Proxy Statement, or (B) either of such fairness opinions is withdrawn, and (ii) shall be suspended if the board of directors of ADESA (or the special committee thereof) determines in the exercise of their fiduciary duties to entertain, negotiate or participate in any other Acquisition for so long as it is so entertaining, negotiating or participating in any such other Acquisition (and shall terminate if such other Acquisition is completed).

     6.8 Opinion of ADESA's Counsel. At the Closing ADESA shall cause its counsel:

     (a) Sommer & Barnard, to deliver to MPL and Sub its opinion to the effect that:

          (i) ADESA is a corporation duly organized and in existence and each Subsidiary is a corporation or limited liability company organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority under its certificate or articles of incorporation or other organizational documents and such laws to own, lease and operate its properties and to carry on its business as then being conducted and as described in the Merger Proxy Statement;

          (ii) ADESA has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; each of ADESA and ADESA Canada has all requisite corporate power and authority to enter into the Ancillary Agreements to which either of them is a party and to consummate the transactions contemplated thereby; the execution and delivery by ADESA of this Agreement and the execution and delivery by ADESA and ADESA Canada of the Ancillary Agreements to which either of them is a party and the consummation by ADESA or ADESA Canada of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of ADESA and ADESA Canada including Requisite Shareholder Approval; each of this Agreement and the Ancillary Agreements to which either ADESA or ADESA Canada is a party has been duly executed and delivered by ADESA or ADESA Canada, as the case may be, and constitutes a valid and binding obligation of ADESA or ADESA Canada, as the case may be, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and the application of equitable principles in any action, legal or equitable;

          (iii) Any consent, approval, order or authorization of, and any waiting period (including the HSR Waiting Period) imposed by any Governmental Entity which is required by or with respect to ADESA or any Subsidiary in connection with the execution and delivery of this Agreement by ADESA or the consummation by ADESA of the transactions contemplated hereby, has been obtained or, in the case of any such waiting period, has expired; and

          (iv) The Articles of Merger comply as to form with the requirements of the IBCL and, when executed by the parties thereto will be in proper form for filing with the Secretary of State of the State of Indiana.

Such opinion may adopt the Legal Opinion Accord of the ABA Section of Business Law (1991), provided that such opinion specifically addresses the matters set forth in this section 6.8(a).

     (b) Jones, Day, Reavis & Pogue to deliver to MPL and Sub its opinion to the effect that the Merger Proxy Statement and the Rule 13e-3 Transaction Statement comply as to form in all material respects with the requirements of the Exchange Act (except no opinion need be expressed as to operating statistics, financial statements, financial schedules and other financial data, or as to material relating to, and supplied by, MPL or Sub, included therein).

     (c) Counsel reasonably satisfactory to MPL for each of Hallett and the Management Shareholders shall deliver MPL their opinion(s) to the effect that each of Hallett and the Management Shareholders has all requisite power and authority to enter into the Ancillary Agreements to which any of them is a party and to consummate the transactions contemplated thereby; each of the Ancillary Agreements to which any of Hallett or the Management Shareholders is a party has been duly executed and delivered by Hallett or the Management Shareholders, as the case may be, who are parties thereto and constitutes a valid and binding obligation of Hallett or the Management Shareholders who are parties thereto, as the case may be, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and the application of equitable principles in any action, legal or equitable. Such opinion may adopt the Legal Opinion Accord of the ABA Section of Business Law (1991), provided that such opinion specifically addresses the matters set forth in this section 6.8(c).

     As to any matter contained in such opinions which involves laws other than the federal law of the United States, or the laws of such jurisdictions in which such counsel are admitted to practice, such counsel may rely upon the opinion of local counsel of established reputation reasonably acceptable to MPL and its counsel.

     6.9 Opinion of Counsel for MPL and Sub. At the Closing MPL and Sub shall cause its counsel, Briggs and Morgan, to deliver to ADESA and the Management Shareholders its opinion to the effect that:

          (i) MPL is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, Sub is a corporation duly organized and in existence under the laws of the State of Indiana and each of MPL and Sub has all requisite corporate power and authority under its articles of incorporation and such laws to own, lease and operate its properties and to carry on its business as then being conducted and as described in the Merger Proxy Statement;

          (ii) Each of MPL and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; the execution and delivery by MPL and Sub of this Agreement and the Ancillary Agreements to which either of them is a party, and the consummation by MPL and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MPL and Sub; and each of this Agreement and the Ancillary Agreements to which either MPL or Sub is a party has been duly executed and delivered by MPL or Sub, as the case may be, and constitutes a valid and binding obligation of MPL and Sub, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of credits' rights generally and the application of equitable principles in any action, legal or equitable; and

          (iii) Any consent, approval, order or authorization of, and any waiting period (including the HSR Waiting Period) imposed by, any Governmental Entity, which is required by or with respect to MPL or Sub in connection with the execution and delivery of this Agreement by MPL and Sub or the consummation by MPL and Sub of the transactions contemplated hereby, has been obtained or, in the case of any such waiting period, has expired.

As to any matter contained in such opinion which involves laws other than the federal law of the United States, or the laws of such jurisdictions in which such counsel to MPL and Sub are admitted to practice, such counsel may rely upon the opinion of local counsel of established reputation reasonably acceptable to ADESA and its counsel.

     6.10 Expenses. Subject to section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, and all legal and financial advisors to ADESA shall be paid by ADESA at Closing.

     6.11 Access to Information.

          (a) From the date of this Agreement to the Effective Time, ADESA will (i) give MPL and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all of its facilities and to all of its books and records, (ii) permit MPL to make such reasonable inspections as it may require, and (iii) cause its officers and those of its Subsidiaries to furnish MPL with such financial and operating data and other information with respect to the business and properties of ADESA and the Subsidiaries as any of the foregoing may be necessary for MPL to complete its due diligence.

          (b) All non-public information concerning the business operations and affairs of ADESA, heretofore or hereafter obtained by MPL pursuant to this section 6.11 shall be treated as confidential (subject to applicable legal requirements) and shall be subject to the provisions of the confidentiality agreement between MPL and ADESA dated June 20, 1994, which agreement remains in full force and effect, except insofar as such provisions would expressly prohibit MPL or Sub from taking any of the actions expressly contemplated by this Agreement. MPL's obligations hereunder and under the confidentiality agreement shall terminate at the Effective Time.

     6.12 Best Efforts. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement or any Ancillary Agreement to which they are a party including the execution of any additional instruments necessary to consummate the transactions contemplated hereby or thereby and seeking to lift or reverse any legal restraint imposed on the consummation of the transactions contemplated by this Agreement which obligations under this
Section 6.12, in the case of ADESA and the Management Shareholders, shall be suspended if the board of directors of ADESA (or any special committee thereof) determines in the exercise of their fiduciary duties to entertain, negotiate or participate in any other Acquisition for so long as it is so entertaining, negotiating or participating (and shall terminate if such other Acquisition is completed). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their respective best efforts to take all such necessary action.

                              ARTICLE VII

                      CERTAIN DEPOSITS, FEES AND
                         POST MERGER COVENANTS


     7.1 MPL Deposit. MPL has deposited the sum of $1,000,000 with ADESA (the "Deposit"), the receipt of which is hereby acknowledged, to be applied against the subscription price for the Common Stock to be purchased by MPL on the Closing Date immediately after the Effective Time as provided in section 7.5, or if the Merger is not consummated on or before June 30, 1995, to be applied by ADESA as provided in section 7.3 or returned to MPL as provided in section 7.2.

     7.2 Return of Deposit to MPL. The Deposit shall be returned to MPL, without interest, if the Merger is not consummated prior to June 30, 1995 because of a material breach of this Agreement by ADESA or because the conditions precedent in sections 8.1(a), 8.1(c), 8.2(a), 8.2(c) and 8.2(d) have not been satisfied unless such eventuality shall be due to the failure of MPL or Sub to perform or observe any of the covenants, agreements and conditions hereof to be performed or observed by them.

     7.3 Certain Payments to ADESA. If the Merger is not consummated on or before June 30, 1995 for any reason other than the reasons enumerated in section 7.2 above:

          (a) ADESA shall be entitled to retain from the Deposit an amount equal to ADESA's actual out-of-pocket expenses incurred by it in connection with this Agreement and the other transactions contemplated hereby including travel, accounting, investment banking, engineering and legal fees and expenses, and the balance, if any, shall be remitted to MPL; and

          (b) MPL shall immediately pay ADESA a termination fee of $1,000,000; provided, however, that notwithstanding the foregoing provisions of this section 7.3, MPL shall not be required to pay ADESA a fee of $1,000,000 if MPL terminates this Agreement because the condition precedent in section 8.2(b) hereof shall not have been satisfied.

     7.4 Certain Payments to MPL. If, during the period ending January 4, 1996, ADESA enters into a definitive agreement with any other Person or group of Persons (i) with respect to an Acquisition, or (ii) the board of directors of ADESA recommends in a Schedule 14D-9 under the Exchange Act that all of ADESA's public shareholders accept a tender offer (other than a tender offer by MPL or an Affiliate of MPL), or Hockett or any two other directors of ADESA tender any Common Stock in a tender offer, and, there-after, any such Acquisition is closed or the minimum number of shares of ADESA Common Stock required to be tendered in any such tender offer is accepted for purchase, then ADESA shall, within five business days of the closing of any such Acquisition or the acceptance for purchase of Common Stock in the tender offer, pay MPL a termination fee of $4,000,000, unless this Agreement was theretofore terminated by any party because of any of the conditions precedent specified in sections 8.1(b), 8.1(c), 8.2(b) (solely due to events arising after the execution of this Agreement), 8.2(e) and 8.3 are not satisfied as required thereby. Notwithstanding anything herein to the contrary, for the purposes of this
Section 7.4, the term "Acquisition" shall mean any acquisition, merger, consolidation, liquidation, dissolution, disposition, or other transaction, including any agreement to do any of the foregoing, that results or would result in the transfer to any Person or group of Persons of more than (i) 40% of the assets of ADESA and the Subsidiaries, taken as a whole, (ii) more than 50% of the outstanding Common Stock, or (iii) more than 50% of the Common Stock owned by the Management Shareholders. The provisions of this section 7.4 shall survive the termination of this Agreement.

     7.5  Purchase of Additional Common Stock.

          (a) On the Closing Date, but after the Effective Time, MPL will purchase and pay for, and ADESA will issue to MPL, 1,000,000 shares of Common Stock for the price of $17.00 per share, amounting in the aggregate to $17,000,000, of which amount the Deposit conclusively shall be deemed partial payment therefor.

          (b) MPL anticipates that in addition to the requirement contained in section 7.5(a) during the four year period commencing at the Effective Time it will provide ADESA with additional capital of approximately $15,000,000 per year by the purchase of additional Common Stock. Any such additional Common Stock purchased by MPL shall be purchased at a per share price equal to 20 times ADESA's trailing four fiscal quarters' after tax earnings per share (calculated as if ADESA at all times owned 100% of ADESA Canada), exclusive of extraordinary and non-recurring items, as determined, from time to time, based upon the weighted daily average number of shares of Common Stock outstanding during such four fiscal quarters, which determinations may be based upon ADESA's unaudited financial statements or audited financial statements if applicable. In determining the weighted daily average number of shares of Common Stock outstanding, the outstanding shares of Common Stock shall be deemed increased by the number of shares of Common Stock which James P. Hallett and Helene Hallett would own if their then owned ADESA Canada shares were converted into shares of Common Stock at a conversion ratio of 9.8 shares of Common Stock for each share of ADESA Canada common stock and such increased number of shares of Common Stock shall be deemed to have been outstanding during the entire four fiscal quarters. In the event of a dispute over the per share price determined under this section 7.5(b), such price shall be determined by MPL's independent certified public accountants. This section 7.5(b) constitutes MPL's good faith expectation, although MPL shall not be legally obligated to provide ADESA with any particular amount of capital. Any such provision of additional capital by MPL shall be subject to ADESA's satisfactory prosecution of its business plan and the availability of adequate investment opportunities, in each case as determined, from time to time, by MPL's board of directors.

     7.6 Employee Incentives. As soon as practicable after the Effective Time, ADESA will approve and adopt, and MPL will cause ADESA to approve and adopt, an employee incentive plan which will include the provisions set forth in the Executive Summary annexed hereto and made a part hereof as Exhibit B.

     7.7 MPL's Board of Directors. As soon as practicable after the Effective Time, MPL shall cause Hockett to be named to MPL's board of directors, and Hockett (or such alternate nominee as selected by a majority of the Management Shareholders with the reasonable approval of MPL) shall be renominated to serve on MPL's board of directors so long as any Management Shareholders continue to hold any shares of Common Stock.

     7.8 ADESA's Board of Directors. After the Effective Time, the Management Shareholders shall have the right to appoint that number of the members of ADESA's board of directors which is the largest number which constitutes, from time to time, a minority of ADESA's total board of directors so long as any Management Shareholder continues to hold any shares of Common Stock.

     7.9  Indemnification and Officers' and Directors' Liability Insurance.

          (a) MPL agrees that for six years and one month after the Effective Time it will not permit the articles of incorporation or bylaws of ADESA or any Subsidiary to be amended if such amendment would limit or reduce the indemnification rights which each present or former director of officer of ADESA or any Subsidiary had under the articles of incorporation and bylaws of ADESA or any Subsidiary in effect on January 1, 1994.

          (b) For six years and one month after the Effective Time, MPL agrees that it will provide or cause ADESA to continue to provide officers' and directors' liability insurance covering each present and former director and officer of ADESA and each Subsidiary who is presently covered by officers' and directors' liability insurance or will be so covered at the Effective Time on terms no less favorable than such insurance maintained in effect on January 1, 1994 in terms of coverage and amounts, and shall, as promptly as practicable after the Effective Time, furnish upon request evidence that such insurance remains in full force.

          (c) The provisions of this section 7.9 shall survive the closing of the transactions contemplated hereby, is intended to benefit each present and former director and officer of ADESA and each of the Subsidiaries, and shall be binding on all successors and assigns of MPL, ADESA and the Subsidiaries.

                                   ARTICLE VIII

                               CONDITIONS PRECEDENT


     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

          (a) ADESA shall have held a meeting of its shareholders as required by section 6.6 and at such meeting this Agreement and the Merger shall have received the Requisite Shareholder Approval.

          (b)  The HSR Waiting Period shall have expired or been terminated.

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect.

     8.2 Additional Conditions to Obligations of MPL and Sub. The obligations of MPL and Sub to effect the Merger are subject to the satisfaction of the following additional conditions precedent, unless waived by MPL and Sub:

          (a) The representations and warranties of ADESA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and MPL shall have received a certificate signed by the chief executive officer and by the chief financial officer of ADESA to such effect.

          (b) The representations and warranties of ADESA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date, (i) as if none of such representations and warranties contained any qualifications as to materiality or the absence of Material Adverse Effect, and (ii) except for changes arising in connection with or contemplated by this Agreement (including any litigation relating to the Merger); provided, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties, after giving effect to clauses (i) and
     (ii) above, do not cumulatively constitute a Material Adverse Effect; and MPL shall have received a certificate signed by the chief executive officer and by the chief financial officer of ADESA as to fulfillment of this condition.

          (c) ADESA and the Management Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and MPL shall have received a certificate signed by the chief executive officer and by the chief financial officer of ADESA to such effect in respect of ADESA.

          (d) Immediately prior to Closing, the Management Shareholders shall have exchanged 2,420,433 shares of Common Stock for 2,420,433 shares of common stock of Sub pursuant to and in accordance with the provisions of that certain Subscription and Capitalization Agreement of even date herewith by and among MPL, Sub and the Management Shareholders, a copy of which agreement is annexed hereto and made a part hereof as Exhibit C.

          (e) Each of Bank One Indianapolis, N.A. and Principal Mutual Life Insurance Company shall have consented to the Merger and waived any right to terminate, cancel, accelerate or modify any agreement or obligation between either of them and ADESA or any Subsidiary.

          (f) ADESA shall have used its reasonable good faith efforts to list on the Schedules attached hereto exceptions and other relevant disclosure items with respect to its representations and warranties set forth in
     ARTICLE III as though such representations were absolute and not subject to qualifications of materiality or absence of Material Adverse Effect, and MPL shall have received a certificate signed by the chief executive officer and by the chief financial officer of ADESA as to the fulfillment of this condition.

     8.3 Additional Conditions to Obligations of ADESA. The obligation of ADESA to effect the Merger is subject to the satisfaction of the following additional conditions precedent, unless waived by ADESA:

          (a) The representations and warranties of MPL and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, at which time all of said representations and warranties conclusively will be deemed to have been made again, and ADESA shall have received a certificate signed by the chief executive officer and by the chief financial officer of MPL to such effect.

          (b) MPL and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and ADESA shall have received a certificate signed by the chief executive officer and by the chief financial officer of MPL to such effect.

          (c) Immediately prior to Closing MPL shall have exchanged 297,722 shares of Common Stock and the sum of $145,786,374.50 for 8,683,233 shares of Sub in accordance with the Subscription and Capitalization Agreement.

                                   ARTICLE IX

                                     CLOSING

     MPL, Sub, ADESA, and each Management Shareholder shall communicate and consult with each other with respect to the fulfillment of the various conditions to their obligations under this Agreement. The exchange of the certificates, opinions and other documents contemplated in connection with the consummation of the Merger (the "Closing") shall take place at the offices of Sommer & Barnard, 111 Monument Circle, Suite 4000, Indianapolis, Indiana, not later than two business days following the adoption and approval of this Agreement and the Merger by the ADESA shareholders as required by section 6.6 or such other date as may be agreed upon by MPL and ADESA. The date on which the Closing occurs is referred to herein as the "Closing Date". In the event that at the Closing no party exercises any right it may have to terminate this Agreement and no condition to the obligations of the parties exists that has not been satisfied or waived, the parties shall (i) deliver to each other the certificates, opinions and other documents required to be delivered under this Agreement including, in the case of ADESA, the Articles of Merger and (ii) at the Closing or as soon thereafter as possible, consummate the Merger by filing the Articles of Merger with the Secretary of State of the State of Indiana.

                                   ARTICLE X

                         TERMINATION, AMENDMENT AND WAIVER


     10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of ADESA:

          (a)  By mutual consent of MPL and ADESA;

          (b)  By MPL and Sub if any of the conditions set forth in section
     8.2 shall not have been satisfied on or before June 30, 1995, unless such eventuality shall be due to the failure of MPL or Sub to perform or observe any of the covenants, agreements and conditions hereof to be performed by them;

          (c) By ADESA if any of the conditions set forth in section 8.3 shall not have been satisfied on or before June 30, 1995, unless such eventuality shall be due to the failure of ADESA to perform or observe any of the covenants, agreements and conditions hereof to be performed by it;

          (d) By either of MPL and Sub, on the one hand, or ADESA on the other hand, if any of the conditions set forth in section 8.1 shall not have been satisfied on or before June 30, 1995, unless such eventuality shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any of the covenants, agreements and conditions hereof to be observed by such party; or

          (e) By ADESA upon the occurrence of an event which obligates ADESA to pay MPL the fee provided for in section 7.4.

     10.2 Effect of Termination. In the event of termination of this Agreement by either MPL and Sub or ADESA as provided in section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of MPL, Sub, ADESA or the Management Shareholders except as set forth in sections 6.10, 6.11(b), 7.2, 7.3, 7.4., 7.9 and 11.9 and except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement or in the Subscription and Capitalization Agreement.

     10.3 Amendment. Subject to Section 10.5, this Agreement may be amended by the parties hereto at any time before or after the Merger has been approved by the Requisite Shareholder Approval but, after such Requisite Shareholder Approval, no amendment shall be made which by law requires further approval by shareholders of ADESA without such further Requisite Shareholder Approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.4 Extension; Waiver. Subject to section 10.5, at any time prior to the Effective Time, the parties hereto may, by mutual written consent, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     10.5 Procedure for Termination, Amendment, Extension or Waiver. An effective termination of this Agreement pursuant to section 10.1, an effective amendment of this Agreement pursuant to section 10.3 or an effective extension or waiver pursuant to section 10.4 shall require (a) in the case of MPL and Sub action by their respective boards of directors or the duly authorized designee of its board of directors and (b) in the case of ADESA, action by its board of directors or a special committee thereof or the duly authorized designee thereof.

                                   ARTICLE XI

                               GENERAL PROVISIONS


     11.1 Nonsurvival of Representations, Warranties and Agreements.    None
of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     11.2 Additional MPL Covenants. If the Merger is not consummated for any reason, MPL agrees that it will not, directly or indirectly, without the prior written consent of ADESA, which consent may be withheld in the sole discretion of ADESA, (i) employ or solicit for employment any person who is or was a director, officer or employee of ADESA during the period commencing January 4, 1995 and ending January 4, 1997, or (ii) directly or indirectly enter into the automobile auction business within the

United States or Canada prior to January 5, 1997; provided, however, that the restrictions provided for in clause (ii) of this section 11.2 shall not apply if ADESA terminates this Agreement unless the fee described in section 7.4 is paid.

     11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to ADESA or the Management Shareholders:

               To:       ADESA Corporation
                         1919 S. Post Road
                         Indianapolis, Indiana  46239-9429
                         Attention: President


                         Mr. Jack R. Kelly
                         Chairman, Special Committee of the
                         Board of Directors of ADESA Corporation
                         c/o Noro-Moseley Partners
                         4200 Northside Parkway, N.W.
                         Atlanta, Georgia 30327

               and

                         Mr. Jerry Williams
                         ADESA Corporation
                         1919 S. Post Road
                         Indianapolis, Indiana 46239-9429

                         John E. Zamer, Esq.
                         Jones, Day, Reavis & Pogue
                         3500 One Peachtree Center
                         303 Peachtree Street, N.E.
                         Atlanta, Georgia 30308-3242

                         James K. Sommer, Esq.
                         Sommer & Barnard
                         8900 Keystone Crossing, Suite 1046
                         Indianapolis, Indiana 46240

          (b)  If to MPL and Sub:

               To:       Minnesota Power & Light Company
                         30 West Superior Street
                         Duluth, Minnesota  55802
                         Attention: Chairman of the Board

                         Minnesota Power & Light Company
                         30 West Superior Street
                         Duluth, Minnesota 55802
                         Attention: General Counsel


               and

                         R.L. Sorenson, Esq.
                         Briggs and Morgan
                         2200 First National Bank Bldg.
                         Saint Paul, Minnesota  55101

     11.4 Publicity. So long as this Agreement is in effect, MPL and ADESA will consult with one another with respect to any press release or other public announcement.

     11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     11.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Ancillary Agreements (i) constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes and cancels all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof including the Letter of Intent and (ii) none of such agreements is intended to confer, and none of such agreements shall confer, upon any Person other than the parties hereto or thereto any rights or remedies hereunder or thereunder.

     11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

     11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     11.9 No Limitation on Remedies. The provisions in Article VII pertaining to the payment of certain fees and expenses in certain cases shall be in addition to and not in limitation of any rights or remedies otherwise available to any party hereto in respect of any breach hereof by any other party.

     11.10 Interpretation. When a reference is made in this Agreement to sections, Schedules or Exhibits, such reference shall be to a section, Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     11.11 Meanings of Pronouns; Singular and Plural Words. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person to which or to whom reference is made may require. Unless the context in which it is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the date first written above.


Attest:                                 ADESA CORPORATION



Jerry Williams                          By     D. Michael Hockett
- -------------------------------           ----------------------------------
Secretary                                 Its  President
                                             -------------------------------




Attest:                                 AC ACQUISITION SUB, INC.



Philip R. Halverson                     By     Arend J. Sandbulte
- -------------------------------           ----------------------------------
Secretary                                 Its  President
                                             -------------------------------




Attest:                                 MINNESOTA POWER & LIGHT COMPANY



Philip R. Halverson                     By     Arend J. Sandbulte
- -------------------------------           ----------------------------------
Secretary                                 Its  Chairman, President and CEO
                                             -------------------------------

                                        MANAGEMENT SHAREHOLDERS

                                        D. Michael Hockett
                                        ------------------------------------
                                        D. Michael Hockett

                                        L. S. Wechter
                                        ------------------------------------
                                        Larry S. Wechter

                                        Jerry Williams
                                        ------------------------------------
                                        Jerry Williams

                                        David H. Hill
                                        ------------------------------------
                                        David H. Hill

                                        John E. Fuller
                                        ------------------------------------
                                        John E. Fuller














Signature page to that certain Agreement and Plan of Merger dated February 23, 1995 by and among the above signatories.

                    List of Schedules and Exhibits

SCHEDULES:

     Schedule 3.3   Subsidiaries
     Schedule 3.7   Certain Violations
     Schedule 3.8   Liabilities
     Schedule 3.9   Absence of Certain Changes or Events
     Schedule 3.11  Title to Properties
     Schedule 3.14  Certain Agreements
     Schedule 3.17  Environmental Matters
     Schedule 3.20  Insurance

EXHIBITS:

     Exhibit A      Letter from ADESA's Accountants
     Exhibit B      Employee Incentive Plan
     Exhibit C      Subscription and Capitalization Agreement